Exhibit 99.1

HeartBeam Announces Strategic Shift to Accelerate Global Adoption of its Ambulatory ECG Signal Platform and Leadership Transition

●	Company will license its 3D ECG signal technology to established partners, moving beyond direct medical device sales

●	Advancing toward heart attack detection as a key expansion of the platform

●	Tailoring its technology to fit each market, while operating with a leaner, more focused structure

●	Company to provide more details on strategy as part of Second Quarter 2026 conference call in August

SANTA CLARA, CA - June 24, 2026 - HeartBeam, Inc. (NASDAQ: BEAT), a medical technology company focused on transforming cardiac care by providing powerful cardiac insights, today announced a reorganization to prioritize global market reach and capital efficiency while accelerating execution. The company has aligned its operations around focused implementation teams which will be led by Branislav Vajdic, Ph.D., Founder and President, and Rich Ferrari, Executive Chairman. The teams are focused on a single goal: to provide every at-risk cardiac patient access to HeartBeam’s groundbreaking technology.

This structure streamlines decision-making, improves accountability, and enables leadership to concentrate resources on achieving key milestones while maintaining disciplined management. The reorganization is expected to sharpen the Company’s focus on delivering results and create a meaningfully lower cost structure. As part of these changes, Robert Eno, former Chief Executive Officer, will transition to a consulting role for HeartBeam.

“Our mission is to drive widespread global adoption of our breakthrough technology,” said Ferrari. “We thank Rob for bringing HeartBeam to this point, from securing FDA clearances to establishing the commercial foundation that makes this next phase possible. Now, we are streamlining our operations and broadening our reach so that this potentially life-changing system can get into the hands of as many patients as possible, as quickly as possible.”

The reorganization will enable the company to focus on the key deliverables which separate it from the crowded cardiac monitoring space, namely:

●	An AI-ready signal, built for more than cardiac care. AI can only deliver actionable insight based on the quality of the signal it is given. HeartBeam has built what it believes is the best ambulatory ECG signal-acquisition platform — a data-rich 3D signal that is the input AI needs to move from inference to true detection. This broader platform strategy has been made possible most recently by the rapid advance of AI: the Company can now extract remarkably accurate, clinical-grade recordings directly from its groundbreaking 3D signal-acquisition and ECG processing platform — turning more than a decade of signal science into an immediately actionable foundation. Moreover, the company believes this same signal quality can serve third-party AI platforms being developed across medicine that depend on high-quality, real-world ECG data.

●	Advancing toward heart attack detection. A central focus of this strategy is expanding HeartBeam’s platform beyond arrhythmia assessment into reliable heart attack detection, which the company believes is one of the largest unmet needs in cardiac care. The company continues to build the evidence base needed to pursue this expanded indication and believes this milestone will make its device a must-have for every cardiac patient, with the potential to save millions of lives and billions of dollars in avoidable medical costs.

●	One platform, every market. HeartBeam intends to achieve global adoption by partnering its breakthrough patented 3D ECG platform across the five channels that already have distribution — governments and national health systems, ECG OEMs, Holter and patch manufacturers, health systems and integrated delivery networks, and consumer wearable companies — and by adapting its technology to the form factor each use case requires. The company believes its technology can be adapted to multiple form factors: a ruggedized unit that lets a rural health clinic triage a patient in minutes, an adhesive patch for longer-term monitoring, a simpler form factor for an older or less agile patient, or a sleek, compact card an expert user slips into a wallet.

The company received FDA marketing clearance for its synthesized 12-lead ECG signal for arrhythmia assessment in December 2025 giving physicians a familiar format they already trust. The company believes this unique capability will be critical to adoption in many use cases.

“HeartBeam’s technology addresses a fundamental gap in cardiac care: the ability to get a verified, clinical-grade ECG reading anywhere, at any time, without a clinic visit. With commercialization underway, the company is positioned to make that capability routine for the millions of Americans living with or at risk for arrhythmia,” said Dr. Vajdic. “At the same time, we will continue to conduct the previously announced clinical studies to accelerate the development of our offering into a comprehensive detection platform for heart attack and other cardiac conditions beyond arrhythmia.”

About HeartBeam, Inc.

HeartBeam, Inc. (NASDAQ: BEAT) is a medical technology company dedicated to transforming the detection and monitoring of critical cardiac conditions. The Company has developed the first-ever cable-free device capable of collecting ECG signals in 3D, from three non-coplanar directions, and synthesizing the signals into a 12-lead ECG. This platform technology is designed for portable devices that can be used wherever the patient is to deliver actionable heart intelligence. Physicians will be able to identify cardiac health trends and acute conditions and direct patients to the appropriate care – all outside of a medical facility, thus redefining the future of cardiac health management. HeartBeam’s 3D ECG technology received FDA clearance for arrhythmia assessment in December 2024, and the 12-Lead ECG synthesis software received FDA clearance for arrhythmia assessment in December 20251. The Company holds over 20 issued patents related to technology enablement. For additional information, visit HeartBeam.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:
media@heartbeam.com

Investor Relations Contact:
Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235
BEAT@mzgroup.us
www.mzgroup.us

1Cleared Indications for Use

The HeartBeam System with 12-Lead ECG synthesis software is FDA cleared for arrhythmia assessment only. The heart attack detection indication and algorithm are not FDA cleared and not available in the US or any other geography at this time. Refer to the Company’s Cleared Indications for Use at https://www.heartbeam.com/indications for details on the intended use of its technology.